Exhibit 99.1
Remarks by Howard Willard, Altria’s Executive Vice President and Chief Financial Officer
2014 Barclays Back-to-School Consumer Conference
Boston, Massachusetts
September 3, 2014

Thank you and good afternoon.
Before we begin, please review the Safe Harbor statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.
Billy Gifford, Altria Group Inc.’s (Altria) head of strategy and business development, and Murray Garnick, who manages litigation on behalf of our companies, join me today. Following the presentation, we will all be available to answer your questions.
Today, we’ll focus on the progress we’re making against our financial goals and business strategies. For several years, we’ve been pursuing two long-term financial goals, which are to grow adjusted diluted earnings per share (EPS) at an average annual rate of 7% to 9% and maintain a target dividend payout ratio of approximately 80% of adjusted diluted EPS. And we’re proud of our strong track record in achieving those goals. From 2008 through 2013, Altria grew adjusted diluted EPS at a compounded annual rate of 7.6%, despite difficult economic conditions, an historic federal excise tax increase and significant regulatory change. We’ve also consistently grown our dividend. Altria’s dividend grew at a compounded annual rate of 8.4% over the same period, and we’ve maintained a dividend payout ratio of approximately 80% -- currently the highest in the S&P Food, Beverage and Tobacco index.
In the first half of 2014, Altria’s adjusted diluted EPS grew 5.2% and we expect to deliver full-year adjusted diluted EPS in a range of $2.54 to $2.59, representing a growth rate of 7% to 9%. In August, we raised our dividend 8.3% to an annualized dividend rate of $2.08 per share. We continue to be well positioned to deliver against our financial goals in 2014.
We remain focused on three key strategies:

•	maximizing income from our core premium tobacco businesses over the long term;

•	growing new income streams through innovative products; and

•	managing our diverse income streams and strong balance sheet to deliver consistent financial performance.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria has delivered consistent, strong returns for shareholders fueled by our core tobacco businesses. Our companies’ industry-leading, premium brands have delivered superior margins and strong cash flows. Our first strategy is to maximize income from our core tobacco businesses over the long term.
Let’s begin with the cigarette category, which is characterized by two key dynamics: first, three leading brands have continued to grow within the premium cigarette segment for many years. Between 2008 and 2013, the three leading premium brands combined grew their retail share of the premium segment an annual average of about 1.2 share points to more than 85%. That trend continued in the first half of 2014. Among these brands, Marlboro is the undisputed leader of the cigarette category -- at almost 44%, bigger than the next 10 brands combined.
Second, cigarette volumes have been declining for decades. Volumes have been declining in a range of -3 to -4% for the past three years. Philip Morris USA Inc. (PM USA) estimates that total industry cigarette volumes declined at a rate of approximately -4.5% during the first half of 2014. We’ll continue to monitor volumes carefully.
So far this year, we are very pleased with Marlboro’s performance and the results from our smokeable products segment. Our strategy for the smokeable segment is to maximize income while maintaining modest share momentum over time on Marlboro, in cigarettes, and on Black & Mild, in machine-made large cigars. Consistent with this strategy, between 2008 and 2013, smokeable products adjusted operating companies income (OCI) grew at a compounded annual rate of 4.2%. For the first half of 2014, adjusted operating companies income was up 4.9%.
Additionally, over the past five years, Marlboro has delivered against its share strategy by achieving an average of nearly two-tenths of retail share growth annually. In the first half of 2014, Marlboro continued its momentum with one-tenth of retail share growth to 43.8 percent.
Pricing is a key income driver for the smokeable segment. Since 2008, our smokeable segment grew revenues net of excise taxes per thousand units at a compounded annual rate of 5.2%. For the first half of 2014, revenues net of excise taxes per thousand units increased 4.9%.
In addition, we’ve carefully managed costs in these businesses over time. We’ve held our controllable costs per thousand units in the smokeable products segment nearly flat from 2008 through 2013. For the first half of 2014, controllable costs per thousand units increased 2% versus the prior year period. Consequently, the smokeable segment expanded adjusted operating companies income margins on average 1.7 percentage points annually over the past five years and 1.6 percentage points in the first half to 44.1%.
Marlboro’s strong equity and loyalty have supported its share momentum and profitability over time. PM USA has made careful investments in Marlboro for many decades. A few years ago, PM USA established a new brand architecture, featuring four flavor families that set the course for further product, packaging and marketing

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

innovations that are helping secure Marlboro’s equity and relevance into the future. Each of Marlboro’s flavor families, Red, Gold, Green and Black, expresses the brand’s values in a unique way, allowing the brand to broaden its offerings and more effectively engage both loyal and competitive adult smokers.
Investments behind Marlboro have continued to strengthen the brand.  Annually, we conduct studies to monitor key brand measures including, equity, status and momentum. Over the past four years, Marlboro has maintained or grown its equity and achieved top equity scores among major domestic cigarette brands. Further, Marlboro consistently achieved equity scores that are higher among adult smokers 21 to 29 than its overall score over the same period.
Marlboro’s newest flavor family, the Marlboro Black family, has helped the brand deliver consistent retail share growth, supported by innovative product offerings like Marlboro NXT with capsule technology in 2012 and Marlboro Edge with bold, smooth flavor in 2013.  The Marlboro Black family has achieved 14 consecutive quarters of growth since January 2011 and built a strong position among adult smokers 21 to 29.
PM USA connects adult smokers 21 and older to Marlboro’s flavor families through direct mail, e-mail and Marlboro.com. Over the past few years, PM USA has enhanced Marlboro.com, which is among the largest CPG websites in the U.S. based on average number of unique visitors. In the past 12 months, the number of unique visitors to the site has grown 15% and mobile logins are up 78%. Let’s take a closer look at how Marlboro.com connects adult smokers 21 and older to Marlboro’s flavor families.
[VIDEO]
Further, next month, PM USA plans to begin testing its latest consumer engagement innovation, mobile value delivery, which combines strong retailer relationships, the outstanding Marlboro.com platform and the power of the adult smoker database. Age-verified adult smokers will be able to instantly redeem coupons by using their mobile phone at participating retailers. It’s another example of how PM USA invests in Marlboro to continue delivering on the past 60 years of retail share growth.
In smokeless products, the category dynamics are, of course, different. We look at smokeless industry volume using a 12-month view. Industry volumes have grown annually at or above 5% since 2009. As of the end of June 2014, we estimate volume grew about 4.5% over the past 12 months. This slower rate reflects second quarter growth of approximately 2%. We still believe that smokeless industry trends are best judged over the longer horizon and will continue to monitor smokeless volume developments closely.
U.S. Smokeless Tobacco Company’s (USSTC) strategy is to grow income by growing volume at or ahead of the category and to maintain modest share momentum on Copenhagen and Skoal combined. Since Altria acquired UST LLC in 2009, we’ve made great progress against this strategy. Smokeless products adjusted operating companies

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

income grew at a compounded annual rate of 12.9% through 2013. In the first half of 2014, smokeless products operating companies income was up 6.5%. USSTC also grew combined Copenhagen and Skoal retail share an average of nine-tenths of a share point per year. For the first half of 2014, Copenhagen and Skoal achieved their highest combined share since the acquisition at 51 share points.
USSTC maintains its leadership position in smokeless on the strength of its two premium brands. Our third-party study continues to validate the terrific equities of both Copenhagen and Skoal, which adult dippers have consistently ranked at the top among moist smokeless tobacco brands.
Despite the strong combined performance of Copenhagen and Skoal, share trends on Skoal called for a refresh of its value equation. USSTC began 2014 by enhancing Skoal’s position, starting with its equity campaign. USSTC brought back its successful “Skoal A Pinch Better” campaign, which highlights the simple enjoyment of being a guy -- Skoal’s sweet spot in the smokeless category. USSTC also focused on narrowing price gaps on Skoal Classic that had widened in some states beyond 55%. As of the end of the second quarter, USSTC reduced the price gap between Skoal Classic and the leading discount brand to a national average of approximately 45%.
USSTC expanded its Skoal efforts through the second and third quarters. Of course, these efforts take time and the program has only been in market for a few months. We will continue to watch its progress closely.
USSTC’s investments in Skoal are designed to help drive the long-term combined performance of Copenhagen and Skoal. Thanks to its strong equity and support from product expansions in the past few years, Copenhagen grew its retail share an annual average of 1.7 percentage points from 2009 through 2013. In the first half of 2014, Copenhagen continued its strong performance with 1.5 points of share growth.
Overall, the smokeless products segment has continued to sustain high margins and, last year, generated more than $1 billion in adjusted operating companies income.
Turning to wine, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) is one of the fastest growing premium wine companies in the U.S. From 2009 through 2013, Ste. Michelle grew adjusted operating companies income at a compounded annual rate of 12.8%. In the first half of 2014, Ste. Michelle grew operating companies income more than 11%. Recent growth has been driven by Chateau Ste. Michelle and the success of 14 Hands, which is now the fastest growing top 10 premium wine brand in the country. Ste. Michelle continues to achieve broad acclaim for its terrific portfolio of wines and to deliver strong financial results for Altria.
Our second strategy reflects the balance between focusing on our strong, successful core businesses and innovating for the future. This is a very dynamic time for the U.S. tobacco industry, and Altria’s operating companies are investing

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

to maintain their leadership position. So today I will share how Altria assesses some of these dynamics, primarily related to the e-vapor category.
Our companies have built deep expertise, over many years, in understanding adult tobacco consumers and reading the marketplace. Over the past couple of years, we have refreshed that capability in light of changing adult tobacco consumer preferences, new channels and evolving products. Here are a few things we have learned.
First, the e-vapor category continues to grow rapidly, particularly in certain trade channels, though the pace of category growth may be slowing. Last year at Barclays, we projected 2013 e-vapor consumer expenditures at approximately $1 billion. Today, with a better measurement system, we estimate that 2013 e-vapor dollar sales were about $1.3 billion. Based on annualizing first-half 2014 sales information, we estimate 2014 consumer expenditures of approximately $1.8 billion. This represents estimated e-vapor dollar sales growth of 160% between 2012 and 2013 and approximately 40% projected growth between 2013 and 2014.
Second, while nearly all adult smokers are aware of e-vapor products and approximately 60% have tried them, we are still not seeing widespread conversion of adult smokers to e-vapor products. So, although adult consumer interest in e-vapor remains high, e-vapor dollar sales represent a small fraction of expenditures across tobacco categories.
We believe that a slowing pace of growth and still low conversion rates show that today’s products are not fully meeting adult consumer expectations. In Nu Mark LLC’s (Nu Mark) research, we find that adult smokers and vapers are evaluating products based on many different size, flavor and performance factors. Many adult smokers and vapers are looking for a familiar experience, while others are seeking something different.
Nu Mark is developing a great product portfolio to address these insights. This time last year, we announced a test market of MarkTen e-vapor products, for adult smokers or vapers seeking a familiar taste, form and experience. Following two test markets, the MarkTen national expansion began in June. MarkTen has achieved distribution in over 60,000 stores, primarily in the western half of the U.S. In August, MarkTen ranked in the top three e-vapor brands in the western U.S. Nu Mark expects to begin broad-based eastern U.S. distribution in October.
Throughout the past year, Nu Mark has applied learnings from adult consumer feedback and made at least a dozen product and process changes to enhance the MarkTen value equation. For example, this fall, MarkTen will be available in two nicotine concentrations: 1.5% and 2.5% nicotine by weight.
Further, Nu Mark acquired the e-vapor business of Green Smoke Inc. and its affiliates (Green Smoke) in April. By adding Green Smoke’s technology, supply chain capability and experienced talent to Nu Mark’s resources, Nu Mark is building a product pipeline with offerings to complement its current MarkTen products. We will share more details on our plans when the time is right.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

In addition, our companies also have access to Philip Morris International Inc.’s (PMI) heat-not-burn tobacco products for the U.S. to provide other innovative offerings for adult smokers. PMI has announced it is preparing to commercially test its Platform 1 product later this year. In addition, we are collaborating with PMI to support a Food and Drug Administration (FDA or the Agency) application in the U.S. for a Modified-Risk Tobacco Product.
Over time, we expect that product innovation, taxation and regulation will influence growth in e-vapor and other novel, non-combustible products. In August, we submitted comprehensive comments regarding FDA’s proposed deeming regulation. Our full submission is available at altria.com. In short, we believe the combination of new, innovative and potentially less harmful tobacco products and adult tobacco consumer interest in them presents FDA with an unprecedented opportunity to reduce the harm associated with cigarette use.
In our comments, we urged FDA to implement a regulatory framework for newly deemed tobacco products that:

•	is grounded in science and evidence;

•	recognizes the differences between categories of tobacco products;

•	respects the rights of adult tobacco consumers to make informed choices; and

•	fosters innovation in tobacco products that may have the potential to reduce harm.
We believe the Agency can achieve these goals in a number of ways. For example, FDA should support manufacturers’ efforts to bring potentially reduced-risk products to market by allowing them to rely on products on the market at the time FDA finalizes its deeming rule to support new product applications. FDA can also support innovation by establishing an accelerated authorization process for newly deemed products.
In summary, as adult consumer preferences evolve, the marketplace responds and the regulatory landscape changes, we believe that our companies are well-prepared for what may lie ahead.
Our final strategy is managing our diverse income streams and strong balance sheet to achieve consistent results. Our leadership across tobacco categories and diverse business model differentiate Altria from our peers. In a dynamic environment, they provide earnings and a balance sheet that has delivered consistent, strong returns for shareholders.
For example, adjusted equity earnings from our 27% stake in SABMiller plc (SABMiller) have grown from $552 million in 2008 to more than $1 billion in 2013, a compounded annual growth rate of 13.1%. The market value of Altria’s interest has grown from $7.3 billion at year-end 2008 to $23.5 billion as of July 31, 2014. Our position in SABMiller allows us to participate in the global beer profit pool and provides a potential source of liquidity. We regularly evaluate our interest in SABMiller and currently believe maintaining the investment is in our shareholders’ best interest.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Our diverse business model and strong balance sheet support our strong and growing dividend and our ability to enhance shareholder returns through share repurchases. Combined dividends paid and shares repurchased have delivered almost $24 billion to shareholders since 2008. Compared to other income-generating investments, Altria currently delivers an attractive dividend yield of 4.9%. We’re proud to say we’ve increased our dividend 48 times in the last 45 years.
To further reward shareholders, in July, Altria announced a new $1 billion share repurchase program that we expect to complete by the end of 2015. Both dividends and share repurchases are subject to the discretion of our board.
In conclusion, we remain committed to our long-term financial goals to deliver adjusted diluted EPS growth in a range of 7% to 9% and achieve a target dividend payout ratio of approximately 80% of adjusted diluted EPS.
To do so, first, we are maximizing our strong core businesses for the long term. Our operating companies’ brands are leaders within their respective categories, and we invest to keep them vibrant and relevant. Second, we are making disciplined investments in innovation for the future. And, third, we manage our diverse business model and strong balance sheet with the objective of delivering stable earnings growth and consistent shareholder returns year after year. In fact, over the past five years, Altria has produced excellent returns representing a total shareholder return of 245%, outpacing both the S&P 500 and the Food Beverage and Tobacco Index. As of August 22, Altria’s year-to-date total shareholder return of 13.7% is outperforming both indices again. Thus far, we are pleased with our 2014 business performance and believe our companies’ full-year plans are on track.
Thanks for your attention. Before I take your questions, I am pleased to introduce a new Altria Investor app for mobile devices and tablets. You can access this free app through the App Store and Google Play or through the scan code on the back of the presentation packet you received. You will find today’s remarks and presentation both through the Altria Investor app and altria.com.
Now, we’ll take your questions.

Altria’s Profile
Altria owns 100% of each of PM USA, USSTC, John Middleton Co., Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

United States. Trademarks and service marks related to Altria referenced herein are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today’s remarks contain historical results and 2014 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Reported diluted EPS from continuing operations	$2.26	$1.48
NPM Adjustment Items[1]	(0.21)	—
Loss on early extinguishment of debt	0.34	0.12
Asset impairment, exit, integration and implementation costs	—	0.15
UST acquisition-related costs[2]	—	0.02
Gain on sale of corporate headquarters building	—	(0.12)
SABMiller special items	0.01	0.03
Tax items	(0.03)	(0.03)
Tobacco and health litigation items	0.01	—
Adjusted diluted EPS from continuing operations	$2.38	$1.65	7.6%

[1] Reflects the impact of settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items).

[2] Excludes asset impairment, exit, integration and implementation costs.

Altria Group, Inc. and Consolidated Subsidiaries, Adjusted Earnings Per Share Results Excluding Special Items
	Six Months Ended June 30,
	2014	2013	Change
Reported diluted EPS	$1.23	$1.32
NPM Adjustment Items	(0.03)	(0.16)
Tobacco and health litigation items	0.01	—
SABMiller special items	0.01	—
Adjusted diluted EPS	$1.22	$1.16	5.2%

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.54	to	$2.59	$2.26	12%	to	15%
NPM Adjustment Items			(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs			0.01	—
Tobacco and health litigation items			0.01	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.54	to	$2.59	$2.38	7%	to	9%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues net of excise taxes	15,217	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,217	$15,443

Reported OCI	$7,063	$5,030
NPM Adjustment Items	(664)	—
Asset impairment, exit, integration and implementation costs	4	184
Tobacco and health litigation items	18	3
Adjusted OCI	$6,421	$5,217	4.2%
Adjusted OCI margins[1]	42.2%	33.8%
Adjusted OCI margin change (2013 vs. 2008)	8.4 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes and contract volume manufactured for PMI.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Six Months Ended June 30,
	2014	2013	Change
Net revenues	$10,569	$10,646
Excise taxes	(3,118)	(3,265)
Revenues net of excise taxes	7,451	7,381

Reported OCI	$3,320	$3,646
NPM Adjustment Items	(43)	(519)
Asset impairment, exit and implementation costs	(8)	2
Tobacco and health litigation items	19	5
Adjusted OCI	$3,288	$3,134	4.9%
Adjusted OCI margins[1]	44.1%	42.5%	1.6 pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues net of excise taxes	15,217	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,217	$15,443

Shipment volume (units in millions)[1]	130,510	170,715

Revenues net of excise taxes per 1000 units[2]	$116.60	$90.46	5.2%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI and units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes and contract volume manufactured for PMI divided by shipment volume multiplied by 1000.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Six Months Ended June 30,
	2014	2013	Change
Net revenues	$10,569	$10,646
Excise taxes	(3,118)	(3,265)
Revenues net of excise taxes	$7,451	$7,381

Shipment volume (units in millions)[1]	61,488	63,891

Revenues net of excise taxes per 1000 units[2]	$121.18	$115.52	4.9%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Net revenues	$21,868	$19,140
Excise taxes	(6,651)	(3,399)
Revenues for contract volume manufactured for PMI	—	(298)
Resolution expenses[1]	(4,814)	(5,479)
FDA user fees	(238)	—
Revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees	10,165	9,964

Reported OCI	7,063	5,030
NPM Adjustment Items	(664)	—
Asset impairment, exit, integration and implementation costs	4	184
Tobacco and health litigation items	18	3
Adjusted OCI	6,421	5,217

Controllable costs[2]	$3,744	$4,747

Shipment volume (units in millions)[3]	130,510	170,715

Controllable costs per 1000 units[4]	$28.69	$27.81	0.6%

[1] Amount excludes a pre-tax credit of $664 million for the year ended December 31, 2013 related to NPM Adjustment Items.
[2] Controllable costs are calculated as revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI and units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Six Months Ended June 30,
	2014	2013	Change
Net revenues	$10,569	$10,646
Excise taxes	(3,118)	(3,265)
Resolution expenses[1]	(2,298)	(2,355)
FDA user fees	(123)	(117)
Revenues net of excise taxes, resolution expenses and FDA user fees	5,030	4,909

Reported OCI	3,320	3,646
NPM Adjustment Items	(43)	(519)
Asset impairment, exit and implementation costs	(8)	2
Tobacco and health litigation items	19	5
Adjusted OCI	3,288	3,134

Controllable costs[2]	$1,742	$1,775

Shipment volume (units in millions)[3]	61,488	63,891

Controllable costs per 1000 units[4]	$28.33	$27.78	2.0%

[1] Amounts exclude pre-tax credits of $43 million and $519 million for the six months ended June 30, 2014 and June 30, 2013, respectively.
[2] Controllable costs are calculated as revenues net of excise taxes, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2013	2009	Compounded Annual Growth Rate
Net revenues	$1,778	$1,366
Excise taxes	(130)	(88)
Revenues net of excise taxes	$1,648	$1,278

Reported OCI	$1,023	$381
Asset impairment, exit, integration and implementation costs, net	3	236
UST acquisition-related costs	—	15
Adjusted OCI	$1,026	$632	12.9%

Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2013	2009	Compounded Annual Growth Rate
Reported OCI	$118	$43
Exit and integration costs	—	9
UST acquisition-related costs	—	21
Adjusted OCI	$118	$73	12.8%

Altria Group, Inc. and Consolidated Subsidiaries, Earnings from Equity Investment in SABMiller
($ in millions)
	Full Year Ended December 31,
	2013	2008	Compounded Annual Growth Rate
Reported earnings from equity investment in SABMiller	$991	$467
SABMiller special items	31	85
Adjusted earnings from equity investment in SABMiller	$1,022	$552	13.1%

Source: Altria Group, Inc.
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Remarks by Altria’s EVP and CFO at the Barclays Back to School Conference, September 3, 2014